Exhibit 5.1

James F. Fulton, Jr.
T: +1 212 479 6103
fultonjf@cooley.com

August 22, 2014

Web.com Group, Inc.
12808 Gran Bay Parkway West
Jacksonville, FL 32258

Ladies and Gentlemen:

We have acted as counsel to Web.com Group, Inc., a Delaware corporation (the “Company”) and the Company has requested our opinion with respect to certain matters in connection with its filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission. The Registration Statement, together with the resale prospectus included therein, as may be supplemented from time to time by one or more prospectus supplements and any free-writing prospectus(es) (collectively, the “Prospectus”), covers the registration of 213,200 shares of the Company’s Common Stock (the “Shares”) to be offered and sold at indeterminate prices by the selling stockholders identified in the Prospectus (the “Selling Stockholders”). The Shares were originally issued by the Company to the Selling Stockholders in connection with that certain Share Purchase Agreement dated July 31, 2014 by and among the Company, Balderton Capital III, LP, Mark Livingstone and Gary Dannatt.

In connection with this opinion, we have examined and relied upon originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters. In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the accuracy, completeness and authenticity of certificates of public officials. Our opinion herein is expressed solely with respect to the Delaware General Corporation Law. Our opinion is based on these laws as in effect on the date hereof.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Sincerely,

Cooley llp

By:	/s/ James F. Fulton, Jr.
James F. Fulton, Jr.

1114 Avenue of the Americas, New York, NY 10036 T: (212) 479-6000 F: (212) 479-6275 www.cooley.com